CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 17, 2004 appearing in the Annual Report on Form 10-KSB of Paradigm Enterprises, Inc. for the year ended December 31, 2003 and to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Cordovano and Honeck, P.C.
Cordovano and Honeck, P.C.
Denver, Colorado
November 11, 2004